May 6, 2025

Marshall Woodworth
Chief Financial Officer
MetaVia Inc.
545 Concord Avenue, Suite 210
Cambridge, MA 02138

       Re: MetaVia Inc.
           Form 10-K for Fiscal Year Ended December 31, 2024
           File No. 001-37809
Dear Marshall Woodworth:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                        Sincerely,

                                                        Division of Corporation
Finance
                                                        Office of Life Sciences